Filed pursuant to Rule 424(b)(3)
Registration No. 333-202318
PROSPECTUS
Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Units
We may offer, issue and sell, from time to time, senior or subordinated debt securities (in one or more series), preferred stock, depositary shares, common stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination. The debt securities, preferred stock, depositary shares, warrants and units may be convertible into or exercisable or exchangeable for our common stock or other securities. The aggregate initial offering price of the securities we offer will not exceed $50,000,000.
This prospectus provides you with a general description of these securities. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “WFBI.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposit accounts or other obligations of a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is March 12, 2015

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
As used in this prospectus, the terms “WashingtonFirst,” “we,” “us” and “our” refer to WashingtonFirst Bankshares, Inc. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to the “bank” in this prospectus, we are referring to WashingtonFirst Bank, a Virginia chartered commercial bank.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the “Securities Act,” that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.
We file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge in the corporate information section of the Investor Relations page of our website at http://www.wfbi.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus, any prospectus supplement or our other securities filings and is not a part of these filings.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Form 10-K/A filed October 23, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014;

•
our Current Reports on Form 8-K filed on February 24, 2015, January 28, 2015, January 5, 2015, October 17, 2014, August 20, 2014 (as amended by Form 8-K/A filed August 20, 2014), April 30, 2014, April 29, 2014, March 5, 2014 (as amended by Form 8-K/A filed May 16, 2014);

•	our Proxy Statement filed March 31, 2014; and

•
the description of our common stock, par value $.01 per share, that is contained in our Registration Statement on Form 8-A dated December 20, 2012, including any amendment or report filed with the SEC for the purpose of updating such description.

Each of these documents is available from the SEC’s web site and public reference rooms described above. Through the corporate information section of the Investor Relations page of our website, http://www.wfbi.com, you can access electronic copies of documents we file with, and furnish to, the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Matthew R. Johnson, at our principal executive office, which is:
WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
(703) 840-2410

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, which we refer to in this prospectus as the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies and expectations, are generally identified by the use of the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “plan,” “strive,” “seek,” “project,” “would,” “could,” “should,” “expect” and similar expressions. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are listed below, and additional important factors are set forth in the section entitled “Risk Factors” in this prospectus, in any section entitled “Risk Factors” in supplements to this prospectus, and in the documents incorporated by reference into this prospectus.
Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	competition among financial services companies may increase and adversely affect our operations;

•	changes in the level of our nonperforming assets and charge-offs;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	changes in accounting policies, rules and practices;

•	changes in the assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	impairment concerns and risks related to our investment portfolio, and the impact of fair value accounting, including income statement volatility;

•	changes in the interest rate environment and market prices may reduce our net interest margins, asset valuations and expense expectations;

•	general business and economic conditions in the markets we serve change or are less favorable than expected;

•	legislative or regulatory changes may adversely affect our businesses;

•	reactions in financial markets related to potential or actual downgrades in the sovereign credit rating of the United States and the budget deficit or national debt of the United States government;

•	changes in the way the FDIC insurance premiums are assessed;

•	increase in personal or commercial bankruptcies or defaults;

•	technology-related changes are harder to make or more expensive than expected; and

•	other risks and uncertainties listed from time to time in our reports and documents filed with the SEC.
In addition, from time to time we explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.
If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus or the applicable document incorporated by reference into this prospectus, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

ABOUT WASHINGTONFIRST BANKSHARES, INC.
WashingtonFirst is a Virginia-based bank holding company with approximately $1.3 billion in assets, $1.1 billion in deposits and $111.1 million in shareholders’ equity as of September 30, 2014. Through its wholly owned subsidiary, WashingtonFirst Bank, a Virginia state bank, WashingtonFirst focuses on providing quality, tailored banking products and services to its customers, including loans to consumers and small-to-medium sized businesses. As of September 30, 2014, in addition to its corporate office in Reston, Virginia, the bank had 16 branch banking offices in Virginia, Washington, D.C. and Maryland.
The bank’s primary market - the greater Washington, D.C. Metropolitan Area - is characterized by a highly educated work force, a diverse economy and a median household income that is one of the highest in the nation.
WashingtonFirst’s growth strategy is to pursue both organic growth as well as acquisition opportunities within its target market area of the Washington DC Metropolitan Area. From its inception in 2004 through September 30, 2014, WashingtonFirst had completed two branch acquisitions, two whole-bank acquisitions, and one FDIC assisted whole-bank transaction. Additionally, the Company has experienced consistent organic growth in assets and profitability since its inception. WashingtonFirst expects to maintain this growth by continuing to hire and develop skilled personnel, and by developing and maintaining a sound infrastructure to support continued business growth on a safe and sound basis.
WashingtonFirst’s business strategy is to compete by providing its customers with highly qualified personal and customized service utilizing up to date technology and delivery channels. The Company’s marketing efforts are directed to prospective clients who value high quality service and who are, or have the potential to become, highly profitable. WashingtonFirst’s view of the financial services market is that community banks must be effective in providing quality, tailored services to their customers rather than competing with large national institutions on a head-to-head basis for broad-based consumer business.
Revenues are derived from interest and fees received in connection with loans, deposits and investments. Major expenses include compensation and employee benefits, interest expense on deposits and borrowings and operating expenses.
Recent Developments
On December 30, 2014, we closed an equity financing, referred to as the “Private Placement,” in which an aggregate of 710,553 shares of our common stock and an aggregate of 666,666 shares of our non-voting common stock, Series A, or “Series A Stock,” were sold to six institutional accredited investors for gross proceeds of $20,658,285. We have separately registered the resale of these shares of common stock and Series A Stock as required pursuant to the Private Placement.

RISK FACTORS
Investing in our securities involves significant risks. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Please see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent filings with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.
REGULATION AND SUPERVISION
We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or “BHC Act,” and subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, or “Federal Reserve.” The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. The Federal Reserve has broad authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for violation of laws, regulations or orders, for participation in an unsafe or unsound practice or breach of fiduciary duty. We are also registered in Virginia with the Virginia Bureau of Financial Institutions under the financial institution holding company laws of Virginia and are subject to regulation and supervision by the Virginia Bureau of Financial Institutions.
The Company is regarded as a legal entity separate and distinct from the bank. The principal source of the Company’s revenue is dividends received from the bank. As described in more detail in the section “Business-Regulation” of our Annual Report on Form 10-K for the year ended December 31, 2013, both state and federal law place limitations on the amount that banks may pay in dividends, which the bank must adhere to when paying dividends to the Company. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income earned over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not pay cash dividends at levels that undermine the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Given the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that the Company inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to the Company’s capital structure.
Virginia state law also restricts dividends to shareholders of the Company. The Company’s shareholders are entitled to receive dividends if, as and when declared by the Company’s board of directors in accordance with Section 13.1-653 of the Code of Virginia. Generally, dividends may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Under Federal Reserve policy, a bank holding company has historically been required to act as a source of financial strength to each of its banking subsidiaries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank Act,” codifies this policy as a statutory requirement. The Company may be required to commit resources to support the Bank, and this obligation may arise at times when the Company may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. A bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.
In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and will be required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of the insured depository institution. Any claim for breach of such obligation will generally have priority over most other unsecured claims.
Changes to laws and regulations can affect the operating environment of us and the bank in substantial and unpredictable ways. We cannot determine whether any changes in laws or regulations will occur, and if those changes occur, the ultimate effect that any such changes would have upon our financial condition or results of operations or those of the bank. A change in statutes, regulations or regulatory policies applicable to us or any of our subsidiaries could have a material effect on the financial condition, results of operations or business of us and our subsidiaries.
For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries generally, and Virginia financial holding companies and Virginia-chartered banking associations in particular, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2013, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors, the Deposit Insurance Fund and the banking system as a whole, and not for the protection of security holders. The federal and state banking agencies have broad enforcement power over the institutions they regulate, including the power to impose substantial fines and other penalties for violations of laws and regulations.
CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended	For the Year Ended December 31,
	September 30, 2014	2013	2012	2011	2010	2009
Consolidated ratio of earnings to combined fixed charges and preferred dividends
Excluding interest on deposits	2.40x	2.06x	1.51x	1.47x	1.32x	1.02x
Including interest on deposits	4.36x	3.53x	2.53x	2.15x	1.82x	1.07x
These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, and “fixed charges” include interest, whether expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense. The amount of preferred dividends is the amount of pre-tax earnings that is required to pay dividends on outstanding preferred securities.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include augmenting the capital of the bank for use in our community banking and commercial lending operations, repurchasing our outstanding common or preferred stock, financing possible acquisitions of other financial institutions or their branches, or other businesses that are related to banking or diversification into other banking-related businesses, extending credit to, or funding investments in, the bank and repaying, reducing or refinancing our indebtedness.
The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, the funding requirements of the bank, the availability of other funds and other factors. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund the bank, to finance acquisitions or otherwise.
DESCRIPTION OF THE SECURITIES WE MAY OFFER
We may offer and sell from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into or exchangeable for other securities;

•	shares of preferred stock;

•	depositary shares in respect of our preferred stock;

•	shares of common stock;

•	warrants, which may be exercisable for debt securities, preferred stock, depositary shares or common stock; and

•	units, which may consist of any combination of debt securities, preferred stock, depositary shares or common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus, will be described in a prospectus supplement and other offering material. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to any prospectus supplement. Please read “Where You Can Find More Information” and “Incorporation by Reference” to find out how you can obtain a copy of those documents.
The terms of the offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.
DESCRIPTION OF DEBT SECURITIES
General
The debt securities will be:

•	our direct unsecured general obligations; and

•	either senior debt securities or subordinated debt securities.

Senior debt securities will be issued under an indenture, which we refer to in this prospectus as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, which we refer to in this prospectus the “subordinated indenture.” Together the senior indenture and the subordinated indenture are called in this prospectus the “indentures,” and the senior debt securities and the subordinated debt securities are called in this prospectus “debt securities.”
We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, the provisions in the indentures. In the description below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions.
Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.
Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.
Since we are a holding company with no significant assets other than the bank, we depend upon dividends from the bank for all of our revenues. Accordingly, our ability to service our debt, including the debt securities, is dependent upon the results of operations of the bank and our receipt of dividends or other capital distributions from the bank. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends the bank can pay. See “Regulation and Supervision.” Because the debt securities will be our exclusive obligations and neither indenture requires our subsidiaries to guarantee the debt securities, the holders of debt securities will effectively have a junior position to claims of the creditors and preferred shareholders of our subsidiaries.
Specific Terms of Each Series of Debt Securities in the Prospectus Supplement
A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among others, some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the date or dates on which the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates, or methods of calculating the rate or rates, at which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•
the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the Events of Default (as defined below) or covenants;

•	any changes to the terms and conditions upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any trustee, or paying agent or security registrar, if other than the trustee; and

•	any other terms of the debt securities. (Section 301)

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)
Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)
Provisions Only in the Senior Indenture
Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.
Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including the senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)
Provisions in Both Indentures
Consolidation, Merger or Asset Sale
Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.
However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets in accordance with the abovementioned terms and conditions, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)
Events of Default and Remedies
In the indentures, “Default” with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.
In the indentures, “Event of Default” with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•
subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of such series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or a series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)
An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.
Modification of Indentures
Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)
In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act;”

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose to discharge our obligations on the debt securities of any series within one year of the stated maturity of such securities or within one year of the date such securities are called for redemption under arrangements satisfactory to the trustee by depositing with the trustee sufficient cash to pay the principal, interest, any premium and any other sums payable with respect to such securities and meeting certain other conditions. We may also choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We will be deemed to have paid and discharged the entire indebtedness on the securities of a series on the 91st day after we deposit with the trustee sufficient cash or government securities, as applicable, to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series and meet certain other conditions. If we choose the legal defeasance option, the holders of the debt securities of the series so defeased will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Sections 1302 and 1303)
We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an Internal Revenue Service letter ruling or change in federal tax law. Additionally, we may not have a default on the debt securities discharged on the date of deposit, the discharge may not violate any of our agreements, and the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.
Concerning the Indenture Trustee
We will designate a trustee under the senior indenture and the subordinated indenture before the issuance of the debt securities.
Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.
The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)
Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)
The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. (Section 703)
Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)
Governing Law
The indentures are and the debt securities will be governed by the laws of the State of New York.
No Personal Liability of Officers, Directors, Employees or Shareholders
Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. (Section 116)
Form, Denominations and Registration; Book Entry Only System
Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305) See “Book-Entry Securities.”
DESCRIPTION OF PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $5.00 par value per share, in one or more series, without shareholder action. For a description of our outstanding preferred stock, see “Description of Outstanding Capital Stock-Preferred Stock.” The terms of our outstanding preferred stock will not apply to any preferred stock offered by a prospectus supplement.
Except as limited by our articles of incorporation, as amended, which we refer to in this prospectus as our “Articles of Incorporation,” or applicable law, our board of directors (or a duly authorized committee thereof) can fix the designations, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required by the rules of the Nasdaq Stock Market LLC or any other exchange or market on which our securities may then be listed or quoted), our board of directors (or a duly authorized committee thereof) can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of our common stock and may assist management in impeding any unfriendly takeover or attempted change in control.
General
The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete and are qualified in their entirety by reference to our Articles of Incorporation, and the statement of designations with respect to the establishment of a series of preferred stock, which will be filed with the SEC in connection with the offering of such series of preferred stock.
The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of the liquidation preference per share;

•	the price at which the preferred stock will be issued;

•
the dividend rate, or method of calculating the dividend rate, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.
Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to the particular series of preferred stock, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.
We may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.
Rank
Any series of preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•
senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (which we refer to in this prospectus as the “junior securities”);

•
equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (which we refer to in this prospectus as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.
Dividends
Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books, or the books of our transfer agent and registrar on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.
Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve. Additionally, we are restricted from paying any dividends on our preferred stock if required payments on our junior subordinated debentures are not made or deferred. As of September 30, 2014, we had $10.3 million outstanding in junior subordinated debentures issued by Alliance Bankshares Corporation, or “Alliance,” a bank holding company we acquired in 2012. The junior subordinated debentures were issued by Alliance in exchange for funds received from the sale of trust preferred securities in a pooled trust preferred capital securities offering in 2003. In connection with our acquisition of Alliance, the Alliance junior subordinated debentures became unsecured obligations of us, and are junior in right of payment to all of our present and future senior indebtedness.
Since we are a holding company with no significant assets other than the bank, we depend upon dividends from the bank for all of our revenues. Accordingly, our ability to pay dividends is dependent upon the results of operations of the bank and our receipt of dividends or other capital distributions from the bank. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends the bank can pay. See “Regulation and Supervision.”
Rights Upon Liquidation
If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.
Because we are a bank holding company, our rights, the rights of our creditors and of our shareholders to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.
Redemption
We may provide that a series of preferred stock may be redeemable, in whole or in part. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement relating to that series of preferred stock.
In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.
Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any parity stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all parity stock is redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring shares of any such series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all parity stock outstanding.
Voting Rights
Unless otherwise provided in the statement of designations related to the series of preferred stock, holders of such series of preferred stock will have no voting rights except as otherwise required by law or the rules of any securities exchange on which such series of preferred stock may be listed. The voting rights of a particular series of preferred stock will be described in the related prospectus supplement. If the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and will be subject to certain restrictions on ownership. See “Description of Common Stock-Restrictions on Ownership.”
Exchangeability
We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement and other offering material relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement and other offering material.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.
If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to such holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.
Redemption of Depositary Shares
If a series of preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.
After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.
Voting
Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement
We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the related preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide it with satisfactory indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and upon documents it believes to be genuine.
DESCRIPTION OF COMMON STOCK
Our Articles of Incorporation authorizes 50,000,000 shares of common stock, $.01 par value per share, of which 7,747,795 were issued and outstanding as of the date of this prospectus.
The following summary contains a description of the general terms of the common stock we may issue. See “Description of Outstanding Capital Stock-Common Stock.”
The holders of our common stock are entitled to one vote for each share of WashingtonFirst’s common stock owned on each matter submitted to a vote at a meeting of our shareholders. Holders of our common stock may not cumulate their votes in the election of directors. Holders of our common stock generally do not have preemptive rights to acquire any of our additional, unissued or treasury common stock, or securities convertible into or carrying a right to subscribe for or acquire our common stock. However, two institutional investors have contractual subscription rights with respect to additional issuances of equity securities. See “-Registration and Subscription Rights.” Our common stock is not convertible into any of our other securities.
Holders of our common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by our board of directors and subject to any preferential dividend rights of any then outstanding shares of our preferred stock.
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in any distribution of our remaining assets, if any, after all of our other indebtedness has been retired and subject to any preferential rights of any shares of the preferred stock then outstanding.

DESCRIPTION OF WARRANTS

Description of Warrants We May Offer
This section describes the general terms and provisions of warrants that we may issue. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement. The terms of any warrants issued may differ from the terms described below. For a description of our outstanding warrants, see “Description of Outstanding Capital Stock-Warrants.”
We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.
We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a post-effective amendment to the registration statement of which this prospectus is a part or as an exhibit to documents incorporated or deemed incorporated by reference in this prospectus. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.
If warrants are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•
in the case of warrants for common stock, the total number of shares that can be purchased if a holder of the warrants exercises them, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased if a holder of the warrants exercises them or that are underlying the depositary shares that can be purchased if a holder of the warrants exercises them, and in the case of warrants for debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder of the warrants exercises them;

•
the designation and terms of any series of debt securities, preferred stock or depositary shares with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•
in the case of warrants for preferred stock, depositary shares or common stock, the price at which the preferred stock, depositary shares or common stock may be purchased if a holder of the warrants exercises them, and in the case of warrants for debt securities, the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased if a holder of the warrants exercises them;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.
Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.
A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.
Exercise of Warrants
Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.
A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•
delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.
Amendments and Supplements to Warrant Agreements
We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.
Common Stock Warrant Adjustments
Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•
if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidence of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.
Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.
If one of the above transactions occurs and holders of our common stock become entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.
DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units. The prospectus supplement will describe the specific terms of the units offered through that prospectus supplement. The terms of any units issued may differ from the terms described below.
We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.
DESCRIPTION OF OUTSTANDING CAPITAL STOCK
The following description of the terms and provisions of our outstanding capital stock is qualified in its entirety by reference to our Articles of Incorporation and our amended bylaws, or “Bylaws,” copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and applicable laws and regulations.
Preferred Stock
WashingtonFirst is authorized to issue 10,000,000 shares of preferred stock, par value $5.00 per share, with voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as the board of directors of WashingtonFirst determines.
As of September 30, 2014, WashingtonFirst had 13,347 shares of outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series D, or “Series D Preferred Stock,” which were issued to the United States Department of the Treasury, or the “Treasury,” in connection with WashingtonFirst’s participation in the Treasury’s Small Business Lending Fund program.

This section describes the general terms and provisions of the Series D Preferred Stock. The prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement. The terms of the Series D Preferred Stock will not apply to any preferred stock offered by a prospectus supplement.
The Series D Preferred Stock pays noncumulative dividends quarterly at the rate of one percent per annum, subject to adjustment, and ranks prior in right of payment to our common stock and securities junior to the Series D Preferred Stock. In the event of liquidation, subject to the rights of creditors, holders of the Series D Preferred Stock are entitled to receive, prior to any distribution of assets to the holders of our common stock and any other stock of WashingtonFirst ranking junior to the Series D Preferred Stock, the liquidation preference and accrued and unpaid dividends on the Series D Preferred Stock.
If we fail to pay any quarterly dividend on the Series D Preferred Stock, we must notify the Treasury of the rationale for the failure to make such payment and would be prohibited, for that quarter and the next three quarters thereafter, from repurchasing any shares and from declaring or paying any dividends on other outstanding preferred or common stock. Upon failure to pay four dividend payments, whether or not consecutive, our board of directors would be required to make certain certifications to the U.S. Treasury. Upon the occurrence of additional missed dividend payments, the U.S. Treasury will acquire rights to appoint an observer to our board of directors.
Common Stock
Our Articles of Incorporation authorizes 50,000,000 shares of common stock, $.01 par value per share, of which 7,747,795 were issued and outstanding as of the date of this prospectus.
The holders of our common stock are entitled to one vote for each share of WashingtonFirst’s common stock owned on each matter submitted to a vote at a meeting of our shareholders. Holders of our common stock may not cumulate their votes in the election of directors. Holders of our common stock generally do not have preemptive rights to acquire any of our additional, unissued or treasury common stock, or securities convertible into or carrying a right to subscribe for or acquire our common stock. However, two institutional investors have contractual subscription rights with respect to additional issuances of equity securities. See “-Registration and Subscription Rights.” Our common stock is not convertible into any of our other securities.
Holders of our common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by our board of directors and subject to any preferential dividend rights of any then outstanding shares of our preferred stock.
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in any distribution of our remaining assets, if any, after all of our other indebtedness has been retired and subject to any preferential rights of any shares of the preferred stock then outstanding.
Certain Provisions of our Articles of Incorporation and Bylaws and Virginia Law Could Have an Anti-Takeover Effect
Certain provisions of our Articles of Incorporation and Bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These provisions include, among other things:

•	a staggered board of directors;

•
the ability of our board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of the our common stock;

•	the inability of our shareholders to act without a meeting except by unanimous written consent;

•	the inability of our shareholders to call special meetings;

•	limitations on affiliated transactions and control share acquisitions (see “-Affiliated Transactions and Control Share Acquisitions” below);

•
if a two-thirds majority of the our board of directors has not approved certain transactions, such as an amendment to our Articles of Incorporation, merger, share exchange, sale of substantially all of the assets, or dissolution, the transaction must receive the affirmative vote of at least 80% of each group of our shareholders entitled to vote on the transaction in order for the transaction to be approved; and

•	our Bylaws provide that they may be amended by our board of directors.

Registration and Subscription Rights
WashingtonFirst has entered into an investment agreement dated May 3, 2012 with Endicott Opportunity Partners III, L.P., or “Endicott”, and an investment agreement dated June 20, 2012 with Castle Creek Capital Partners IV, L. P., or “Castle Creek.” WashingtonFirst entered into the agreements with Endicott and Castle Creek in connection with the 2012 merger of Alliance into WashingtonFirst. The agreements with each of Endicott and Castle Creek are substantially identical.
WashingtonFirst’s agreements with Endicott and Castle Creek provide them with a contractual subscription right to acquire WashingtonFirst’s common stock in future offerings by WashingtonFirst such that they will be able to maintain their proportionate ownership of WashingtonFirst. The investment agreements also provide these investors demand registration rights commencing three years following the closing of their respective investments, and piggy-back rights in connection with any registration statement filed by WashingtonFirst, subject to certain limitations. The agreements also provide Endicott and Castle Creek the right to (i) appoint one board representative to the WashingtonFirst board so long as the investor holds not less than 4.9% of the outstanding shares of WashingtonFirst’s common stock, (ii) require WashingtonFirst to register the investor’s common stock under certain circumstances, and (iii) receive information that WashingtonFirst and the bank provide to their respective board of directors. As of the date of this prospectus, each of Endicott and Castle Creek has indicated that it has no present plans to exercise its appointment rights, but reserves the right to do so at any time. The agreements also contain indemnification obligations of WashingtonFirst that are customary for transactions of that type.
On December 30, 2014, in connection with the Private Placement described under “About WashingtonFirst Bancshares, Inc.-Recent Developments,” we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Castle Creek Capital Partners IV, L.P, Ithan Creek Investors USB, LLC, Banc Fund VII L.P., Banc Fund VIII L.P., Banc Fund IX L.P., Basswood Capital Management, LLC and the five funds managed by Basswood Capital Management, LLC which hold the common stock purchased: Basswood Financial Long Only Fund, L.P., Basswood Financial Fund, L.P., Basswood Financial Fund, Inc. (A), Basswood Opportunity Fund, Inc. and Basswood Opportunity Partners, LP.
Under the Registration Rights Agreement, we agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) within 45 days of the closing of the Private Placement for purposes of registering the resale of the shares of common stock issued in the Private Placement and maintain the effectiveness of such registration statement until all such shares have been resold or may be resold pursuant to Rule 144 without restriction.
Affiliated Transactions and Control Share Acquisitions
The Virginia Stock Corporation Act, or “VSCA,” contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, exchanges, mortgages, pledges, transfers or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the VSCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

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among other exceptions, such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
These provisions are only applicable to public corporations like us that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of these provisions, but we have not done so.
Restrictions on Ownership
Under the Change in Bank Control Act of 1978, as amended, no individual or group acting in concert may acquire “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve the acquisition of 10% or more of a class of voting stock would, under the circumstances set forth in the presumption, constitute acquisition of control. Under the Change in Bank Control Act of 1978, as amended, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition.
Non-Voting Common Stock
Our Articles of Incorporation authorizes 10,000,000 shares of non-voting common stock, $.01 par value per share, issuable in series from time to time in the discretion of our board of directors. As of the date of this prospectus, there were 1,817,842 shares of non-voting common stock, Series A, which we refer to as the “Series A Stock,” issued and outstanding.
The shares of Series A Stock are identical to shares of our common stock in all respects except as to voting rights and conversion. The shares of Series A Stock have no right to vote on any matter submitted to a vote of our shareholders of the Corporation unless required by law except that, so long as any shares of Series A Stock are issued and outstanding, we may not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of the Series A Stock, whether or not such approval is required by Virginia law:

•	alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series A Stock; or

•
enter into any merger, share exchange or business consolidation unless the Series A Stock is entitled to receive the same per share consideration in such merger, share exchange or business consolidation as the common stock.

The shares of Series A Stock are convertible into an equal number of shares of common stock at the option of the holder of the Series A Stock at any time, provided, however, that no share of the Series A Stock is convertible in the hands of or at the election of the initial purchaser of such shares from WashingtonFirst, referred to as the “Initial Holder,” or an affiliate of such Initial Holder, at any time. Each share of Series A Stock is convertible by a transferee of the Initial Holder who is unaffiliated with the Initial Holder in connection with or after a transfer by the Initial Holder to a third party unaffiliated with such Initial Holder if the transfer complies with one of the following conditions:

•	the transfer is part of a widely distributed public offering of common stock;

•
the transfer is part of an offering that is not a widely distributed public offering of common stock but is one in which no one transferee (or group of associated transferees) of the Series A Stock acquires the rights to purchase in excess of two percent of the voting securities of WashingtonFirst then outstanding (including pursuant to a related series of transfers);

•	the transfer is part of a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or

•	the transfer is part of a transaction approved by the Federal Reserve, or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority having jurisdiction.

However, no share of Series A Stock will be so converted if, as a result of such conversion, the holder of such resulting share of common stock would (or would be deemed to), directly or indirectly, own, control or have power to vote more than 9.9% of any class of our voting securities.
Warrants
On June 5, 2012, our wholly-owned subsidiary WashingtonFirst Bank sold $2,500,000 in aggregate principal amount of unrated, subordinated bank capital notes to Community BanCapital, L.P. The notes had a nine year term on the issue date and bear interest at 8% per annum. Interest on the notes is payable quarterly in arrears, with principal due at maturity. The bank may call the notes, without penalty, at any time after June 15, 2015. The notes are subordinated unsecured obligations of the bank and are not guaranteed by us. The notes are subordinate to all deposits and general creditors of the bank.
The notes require us and the bank to provide the holder the same information provided to our common shareholders and permit the holder to have reasonable access to our management and management of the bank. If the bank fails to make any payment due under the notes for a period of 30 days, or the ratio of classified assets to Tier 1 capital of the bank is 40% or greater, the holder of the notes will be entitled (subject to any prior required regulatory approval) to appoint an observer to attend the meetings of our board of directors and the board of directors of the bank and any board committees. If the bank’s failure to pay such amounts extends for a period of 120 days, or the ratio of classified assets to Tier 1 capital of the bank is 70% or greater, then subject to any prior regulatory approval the holder of the notes will be entitled to appoint one representative of the holder to WashingtonFirst’s board of directors. Once appointed, such observer or representative will remain on the board until the expiration of 12 months after payment of all amounts due, or the reduction of the ratio to less than 40% or 70%, as the case may be.
The notes were accompanied by an eight year detachable warrant, issued by us, entitling the holder as of the date of this prospectus to purchase 57,769 of shares of our common stock at an exercise price of $10.82 per share, as adjusted for stock dividends.  The warrant is exercisable at any time after June 15, 2013, and at any time in the event of a change of control, as defined in the warrant. The terms of our outstanding warrants will not apply to any warrants offered by a prospectus supplement.
BOOK-ENTRY SECURITIES
Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities, other than our common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by a number of direct DTC participants and members of the National Securities Clearing Corporation, the Fixed Income Clearing Corporation, and the Emerging Markets Clearing Corporation (which corporations are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. We have been informed by DTC that its nominee will be Cede & Co., also referred to as Cede. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.
No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.
DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•
facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.
Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.
Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.
DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.
According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.
Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

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DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered;

•
we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

•	in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.
Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.
If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•
DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, the trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.
PLAN OF DISTRIBUTION

We may sell all or a portion of the securities offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, we will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. We may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with us to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
Each time that we use this prospectus to sell securities, a prospectus supplement will be provided that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.
Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Securities may be sold directly by us or through agents designated from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.
If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters in connection with sales of the securities. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.
Securities may be offered by us to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities of a series if they purchase any of such securities.
We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities.
In connection with an offering, the underwriters or other agents may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.
These activities by the agents may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
If a dealer is utilized in the sales of securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.
We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, by us in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, referred to as “remarketing firms”, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby.
Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.
We may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
Disclosure in the prospectus supplement of the use by us of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.
Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Other than our common stock, and unless otherwise specified in the applicable prospectus supplement, each class or series of securities offered by this prospectus and the applicable prospectus supplement will be a new issue of securities with no established trading market. The securities of any class or series may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the Nasdaq Stock Market LLC. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.
VALIDITY OF THE SECURITIES
The validity of the securities offered under this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Units

PROPECTUS

March 12, 2015